THIS AGREEMENT SUPERSEDES THE GERMAN LICENSE AGREEMENT
                     DATED SEPTEMBER 10, 1994



                         LICENSE AGREEMENT

      THIS AGREEMENT, made and entered into this  24  day of   May
, 1995, by and between Work Recovery, Inc., a Colorado corporation ("WRI") and Al Sabah Trading Co., PLC ("Licensee").

                            WITNESSETH:

      WHEREAS, WRI owns all right, title and interest in and to that certain product known and otherwise referred to as "ERGOS", more completely described in Exhibit "A", attached hereto; and

      WHEREAS, Licensee desires to acquire from WRI the right to establish itself as the holder of the Master License Agreement for the sole and exclusive Licensee of WRI for the use of ERGOS within the Arabian Gulf region and the Country of Germany, additionally giving rights to the use of New Concepts products in the United Kingdom for appropriate screening of workers out of the Arabian Gulf region.

      NOW, THEREFORE, in consideration of the above and foregoing premises, the terms, conditions, representations, warranties and covenants set forth herein and such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES AGREE AS FOLLOWS:

                             SECTION 1

               GRANT OF LIMITED LICENSE TO PRODUCTS

      Section 1.1. Grant of License. WRI hereby grants to Licensee during the term of this agreement a personal, non-transferable, master license to the use of ERGOS for its own purposes and, by mutual agreement between WRI and Licensee, for further license to others in the Arabian Gulf region and the Country of Germany. Licensee acknowledges and agrees that ERGOS is proprietary to WRI and embodies valuable trademarks, copyrights and trade secrets of WRI. Licensee shall make no additional copies of the computer programs within ERGOS and shall not attempt to reverse engineer such programs. Licensee shall protect ERGOS using all due care from unauthorized copying, dissemination, disclosure or decompilation or other unauthorized use. Title and full ownership rights to the name ERGOS shall remain with WRI.

      Section 1.2. Representations and Warranties. Licensee has and shall exercise no authority to make statements or representations concerning ERGOS that exceed or are inconsistent with the marketing materials and technical specifications provided by WRI, which shall provide Licensee with updates of ERGOS free of charge; however, this agreement shall not in any way be construed to be a service agreement by WRI in respect of ERGOS. WRI shall provide maintenance services to Licensee in respect of ERGOS at rates not to exceed the lowest rate charged to any other third party if such maintenance services are not otherwise covered by a WRI warranty. WRI agrees to enter into a one-year limited warranty and to further enter into an extended warranty agreement with Licensee upon the sale of any ERGOS equipment, on such terms and conditions more fully set forth in Exhibit "B". Licensee expressly acknowledges and agrees that this agreement is being made without any representation or warranty of any kind whatsoever (express or implied), other than as specifically set forth herein (see Exhibit "B"). WRI has no obligation whatsoever to market or sell ERGOS.

      Section 1.3. Assignment. This agreement is personal in nature to Licensee and is not assignable (voluntarily, involuntarily, by operation of law or otherwise) by it without the mutual agreement of WRI. Any attempt to assign, transfer, or subcontract any of the rights, duties, or obligations set forth hereunder shall render this agreement void and unenforceable. Notwithstanding the foregoing or any other provision of this agreement to the contrary, Licensee may, with the consent of WRI which shall not be unreasonably withheld, sublicense its rights under this agreement to any other third party.

      Section 1.4.      Trademark.  Except for use for the
purposes of identification of ERGOS, no right, title, interest or license in or to any trademark or service mark of WRI is granted to Licensee under this agreement.

                             SECTION 2

                       PAYMENTS BY LICENSEE

      Section 2.1. Royalty. Licensee shall pay a fee to WRI in the amount of Seven Million Nine Hundred Thousand Dollars ($7,900,000) in U.S. Dollars; $300,000 of which has already been paid for a total outstanding balance of $7.6 million with payments due on the following schedule. Licensee must make a deposit of $1.5 million due on or before August 25, 1995 ($1.0 million to be applied to the License and $500,000 to outstanding ERGOS invoices).

            October 1, 1995:  $1,300,000 (U.S.)

            January 1, 1996:  $1,300,000 (U.S.)

            April 1, 1996:     $1,400,000 (U.S.)

            July 1, 1996:      $1,000,000 (U.S.)

            September 1, 1996: $1,000,000 (U.S.)

            December 1, 1996:  $  600,000 (U.S.)

      Section 2.2 Pricing. Licensee shall, during the term of this Agreement, purchase a minimum of 25 ERGOS units. All equipment will be sold to Licensee or Sub-Licensee(s) at the standard off-shore retail price at the time of sale.

                             SECTION 3

             REPRESENTATIONS, WARRANTIES AND COVENANTS

      Section 3.1. Representations, Warranties and Covenants of WRI. WRI represents and warrants to and covenants with Licensee as follows:

            (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to qualify will not have a material adverse effect on the business of WRI.

            (b) The execution and delivery of this agreement have been duly and validly authorized, and all necessary action has been taken to make this agreement a legal, valid and binding obligation of WRI enforceable in accordance with its terms.

            (c) WRI subsequently shall not, using all due care, sell (or grant any licenses to the use of) ERGOS for ultimate use nor will WRI permit such use within the Arabian Gulf region during the term hereof. In the event that any ERGOS machine or equipment, other than that covered by this agreement, is utilized in the Arabian Gulf region during the term of this agreement, WRI will take all immediate steps to cause the use of such machine to be removed therefrom.

            (d) WRI has good and marketable title to all ERGOS machines to be sold to Licensee hereunder. WRI warrants that the ERGOS machines, all component parts thereof and their use by Licensee pursuant to this agreement do not and will not violate the copyright, patent, trade secret or other proprietary rights of any third party and that there is currently no actual or threatened suit by any third party based on an alleged violation of any such rights by WRI.
      WRI shall indemnify and save Licensee harmless from and against all costs, losses, damages and liabilities, including, without limitation, attorneys' fees which may be incurred on account of the breach of any representation, warranty, and covenant set forth in this Section 3.1(d) and WRI, upon demand by Licensee and at its own expense, shall defend all such claims, suits or actions against Licensee, provided WRI is notified thereof.

            (e) WRI warrants that any services performed by an employee or contractor of WRI under this agreement will be performed in a timely and professional manner by qualified personnel and will conform to the standards generally observed in the industry for similar services.

            (f) WRI hereby agrees to sell and make available to the Licensee, at the prices set forth in Section 2.2, ERGOS machines during the term of this agreement, as and when requested by Licensee. WRI also agrees to provide, at no additional cost to Licensee, all literature and software updates relating to ERGOS machines that are produced by WRI and WRI also agrees to provide to Licensee, at the lowest price offered to any third party, any upgrades of ERGOS.

      Section 3.2. Representations, Warranties and Covenants of Licensee. Licensee represents and warrants to and covenants with WRI as follows:

            (a) The execution and delivery of this agreement have been duly and validly authorized, and all necessary action has been taken to make this agreement a legal, valid and binding obligation of Licensee enforceable in accordance with its terms.

            (b) Licensee has not previously and shall not, except as provided herein, grant subsequently any sublicense of ERGOS.
            (c) Licensee has or can acquire all technical know-how and skill and all personnel, facilities, equipment and materials required for the performance of its obligations hereunder.


            (d)   Licensee shall purchase a minimum of twenty-five
      (25) ERGOS units.

                             SECTION 4

                       TERM AND TERMINATION

      Section 4.1.      Term.  The term of this agreement shall
begin on the date first above set forth and shall end on the twentieth yearly anniversary date thereof, unless earlier terminated pursuant to the provisions hereof.

      Section 4.2.      Termination.  WRI may terminate this
agreement upon the occurrence of an Event of Default as set forth under Section 5 hereof.

                             SECTION 5

                              DEFAULT

      WRI shall have the right to terminate this agreement in the event that Licensee fails to purchase the ERGOS machines as set forth in Section 3.2(d), provided that, prior to such termination, WRI shall provide at least 30 days written notice of such termination to Licensee and, if, during such notice period, Licensee places orders with WRI to purchase the ERGOS machine(s) required under Section 3.2(d), then the Licensee shall be deemed to have satisfied the requirements of Section 3.2(d). This License Agreement is irrevocable except on default of Licensee.

                             SECTION 6

                            INDEMNITIES

      Licensee does hereby agree to indemnify WRI for and against any and all claims, demands and actions arising out of its activities or performances under this agreement or any breach of its obligations hereunder. WRI does hereby agree to indemnify Licensee for and against any and all claims, demands and actions arising out of its activities or performances under this agreement or any breach of its obligations hereunder.

                             SECTION 7

                             EXPENSES

      Licensee hereby acknowledges and agrees that it shall be
solely responsible for its own expenses and costs under this agreement, and that WRI shall have no obligation to reimburse
Licensee for any expenses or costs incurred by Licensee
hereunder.                   SECTION 8

                        GENERAL PROVISIONS

      Section 8.1. Waiver. Any failure on the part of any party hereunder to comply with any of their obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed; however, waiver on one occasion does not operate to effectuate a waiver on any other occasion.

      Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid, first class, registered or certified mail, return receipt requested, as follows: WRI at 2341 South Friebus Avenue, Suite 14, Tucson, Arizona 85713; and to Licensee at Al Sabah Trading Co., PLC, c/o Philip R. Gustlin, Gustlin, Golob & Bragin, 11755 Wilshire Boulevard, Suite 1400, Los Angeles, California 90025. Either party may change their notice address by written notice to the other as provided in this paragraph.

      Section 8.3. Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona. Further, all parties agree that said state shall be the appropriate and agreed upon jurisdiction for the resolution of any and all disputes which may arise hereunder.

      Section 8.4. No Oral Modification. This agreement may be amended solely in writing, and only after the mutual agreement of the parties affected thereby.

      Section 8.5.      Survival of Representations, Warranties
and Covenants. The representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this agreement.

      Section 8.6. Parties Independent. In making and performing this agreement, the parties set and shall set at all times as independent entities and nothing contained in this agreement shall be construed or implied to create an agency, partnership, joint venture or employer and employee relationship between the parties. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party. Licensee shall be solely responsible for wages, hours and conditions of employment of his personnel. Nothing herein shall be construed as implying that employees of Licensee are employees of WRI.


      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed effective the date and year first above written.


                                                WORK RECOVERY, INC.



Attest:      /s/ Linda J. Duncan          By:    /s/ Thomas L. Brandon
                   Secretary                  Thomas L. Brandon, President





                                                AL SABAH TRADING CO. PLC

Attest:   /s/ (Illegible)                      By: /s/ (Illegible)

                                                Its: